EXHIBIT 99.3
Item 8. Financial Statements and Supplementary Data
Symbion, Inc.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of Symbion, Inc.
We have audited the accompanying consolidated balance sheets of Symbion, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Symbion, Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the consolidated financial statements, the Company adopted SFAS No. 123(R), Share-Based Payment, effective January 1, 2006.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Symbion, Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 13, 2007 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
March 13, 2007, except for Note 5,
as to which the date is July 13, 2007
Nashville, Tennessee

SYMBION, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share amounts)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$26,909	$27,313
Accounts receivable, less allowance for doubtful accounts of $27,170 and $18,922, respectively	34,700	30,169
Inventories	8,070	6,905
Prepaid expenses and other current assets	13,927	7,577
Current assets of discontinued operations	3,299	4,531

Total current assets	86,905	76,495
Land	3,597	1,625
Buildings and improvements	47,430	41,367
Furniture and equipment	74,300	59,058
Computers and software	7,724	7,150

	133,051	109,200
Less accumulated depreciation	(56,774)	(43,749)

Property and equipment, net	76,277	65,451
Goodwill	314,980	268,312
Other intangible assets, net	—	650
Investments in and advances to affiliates	16,463	13,753
Other assets	3,080	3,726
Long-term assets of discontinued operations	6,101	7,991

Total assets	$503,806	$436,378

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,145	$5,981
Accrued payroll and benefits	7,950	8,302
Other accrued expenses	13,413	10,062
Current maturities of long-term debt	2,108	1,304
Current liabilities of discontinued operations	1,646	2,062

Total current liabilities	30,262	27,711
Long-term debt, less current maturities	136,533	101,909
Other liabilities	18,734	16,890
Long-term liabilities of discontinued operations	404	1,139
Minority interests	32,594	28,671
Stockholders’ equity:
Common stock, 225,000,000 shares, $0.01 par value, authorized at December 31, 2006 and at December 31, 2005; 21,643,291 shares issued and outstanding at December 31, 2006, 21,444,463 shares issued and outstanding at December 31, 2005	216	214
Additional paid-in-capital	212,452	206,418
Stockholder notes receivable	—	(228)
Accumulated other comprehensive income	485	321
Retained earnings	72,126	53,333

Total stockholders’ equity	285,279	260,058

Total liabilities and stockholders’ equity	$503,806	$436,378

See accompanying notes.

SYMBION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	Year Ended December 31,
	2006	2005	2004
Revenues	$285,387	$241,877	$194,480
Operating expenses:
Salaries and benefits	74,949	61,115	50,622
Supplies	54,974	43,794	37,897
Professional and medical fees	14,504	11,373	9,297
Rent and lease expense	17,673	15,331	12,063
Other operating expenses	19,850	16,601	15,264

Cost of revenues	181,950	148,214	125,143
General and administrative expense	24,407	21,993	18,449
Depreciation and amortization	11,913	11,575	9,467
Provision for doubtful accounts	3,952	3,827	3,376
Income on equity investments	(2,423)	(1,273)	(1,272)
Impairment and loss on disposal of long-lived assets	1,162	1,541	271
Gain on sale of long-lived assets	(1,808)	(1,785)	(250)
Proceeds from insurance settlement, net	(410)	—	—
Proceeds from litigation settlement, net	(588)	—	—

Total operating expenses	218,155	184,092	155,184

Operating income	67,232	57,785	39,296
Minority interests in income of consolidated subsidiaries	(28,294)	(24,952)	(14,899)
Interest expense, net	(7,108)	(4,884)	(4,571)

Income before income taxes and discontinued operations	31,830	27,949	19,826
Provision for income taxes	12,254	10,428	7,633

Income from continuing operations	19,576	17,521	12,193
Gain (loss) from discontinued operations, net of taxes	(783)	1,534	1,359

Net income	$18,793	$19,055	$13,552

Net income per share — continuing operations:
Basic:	$0.91	$0.82	$0.62
Diluted:	$0.90	$0.80	$0.60

Net income per share:
Basic:	$0.87	$0.90	$0.69
Diluted:	$0.86	$0.86	$0.67

Weighted average number of common shares outstanding and common equivalent shares:
Basic:	21,546,036	21,285,211	19,736,722
Diluted:	21,733,103	22,028,591	20,347,385
See accompanying notes.

SYMBION, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(dollars in thousands, except per share amounts)

	Symbion, Inc.						Accumulated
	Series A and Series B		Symbion, Inc.		Additional	Stockholder	Other		Total
	Convertible Preferred Stock		Common Stock		Paid-In	Notes	Comprehensive	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	Income	Earnings	Equity
Balance at December 31, 2003	6,946,316	$21,742	10,612,687	$106	$61,746	$(305)	$—	$20,726	$104,015
Public offering of common stock	—	—	8,280,000	83	—	—	—	—	83
Conversion of Preferred Stock at time of public offering	(6,946,316)	(21,742)	1,789,341	18	24,795	—	—	—	3,071
Other initial public offering activity	—	—	—	—	111,764	—	—	—	111,764
Issuance of warrants and common stock, net of repurchases, and other	—	—	350,749	3	5,492	18	—	—	5,513
Net income	—	—	—	—	—	—	—	13,552	13,552

Balance at December 31, 2004	—	$—	21,032,777	$210	$203,797	$(287)	$—	$34,278	$237,998
Issuance of warrants and common stock, net of repurchases, and other	—	—	411,686	4	2,558	59	—	—	2,621
Amortized compensation expense related to restricted stock	—	—	—	—	63	—	—	—	63
Unrealized gain on interest rate swap, net of taxes	—	—	—	—	—	—	321	—	321
Net income	—	—	—	—	—	—	—	19,055	19,055

Balance at December 31, 2005	—	$—	21,444,463	$214	$206,418	$(228)	$321	$53,333	$260,058
Issuance of warrants and common stock, net of repurchases, and other	—	—	198,828	2	1,516	228	—	—	1,746
Amortized compensation expense related to restricted stock and stock options	—	—	—	—	4,518	—	—	—	4,518
Unrealized gain on interest rate swap, net of taxes	—	—	—	—	—	—	164	—	164
Net income	—	—	—	—	—	—	—	18,793	18,793

Balance at December 31, 2006	—	$—	21,643,291	$216	$212,452	$—	$485	$72,126	$285,279

See accompanying notes.

SYMBION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income	$18,793	$19,055	$13,552
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,904	11,575	9,467
Non-cash stock option compensation expense	3,865	—	—
Non-cash gains and losses	(645)	(244)	21
Minority interests	28,294	24,952	14,899
Provision for income taxes	12,254	10,428	7,633
Distributions to minority partners	(25,447)	(23,049)	(14,420)
Income on equity investments	(2,423)	(1,273)	(1,272)
Provision for doubtful accounts	3,952	3,827	3,376
Excess tax benefit from share-based compensation	(201)	—	—
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(2,955)	(5,353)	(4,735)
Other assets	(1,761)	1,540	1,408
Other liabilities	(15,244)	(2,008)	(4,534)

Net cash provided by operating activities — continuing operations	30,386	39,450	25,395
Net cash provided by operating activities — discontinued operations	2,423	2,425	2,605

Net cash provided by operating activities	32,809	41,875	28,000

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(47,085)	(55,479)	(94,085)
Purchases of property and equipment, net	(14,178)	(12,830)	(9,258)
Change in other assets	(2,708)	388	2,439

Net cash used in investing activities — continuing operations	(63,971)	(67,921)	(100,904)
Net cash used in investing activities — discontinued operations	(1,601)	(919)	(3,948)

Net cash used in investing activities	(65,572)	(68,840)	(104,852)

Cash flows from financing activities:
Principal payments on long-term debt	(54,732)	(34,353)	(116,634)
Proceeds from debt issuances	85,601	61,876	83,000
Proceeds from capital contributions by minority partners	1,488	3,630	1,364
Proceeds from initial public offering, net	—	—	115,506
Change in other long-term liabilities	(1,492)	(1,570)	738
Excess tax benefit from share-based compensation	201	—	—
Net proceeds from issuance of common stock	1,347	2,450	901

Net cash provided by financing activities — continuing operations	32,413	32,033	84,875
Net cash used in financing activities — discontinued operations	(54)	62	(2,492)

Net cash provided by financing activities	32,359	32,095	82,383

Net increase (decrease) in cash and cash equivalents	(404)	5,130	5,531
Cash and cash equivalents at beginning of period	27,313	22,183	17,181

Cash and cash equivalents at end of period	$26,909	$27,313	$22,712

See accompanying notes.

SYMBION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
(dollars in thousands, except per share amounts)
1. Organization
     Symbion, Inc. (the “Company”), through its wholly-owned subsidiaries, owns interests in partnerships and limited liability companies which own and operate surgical facilities in joint-ownership with physicians and physician groups, hospitals and hospital networks in 23 states. As of December 31, 2006, the Company owned and operated 50 surgical facilities including 47 surgery centers and three hospitals. The Company also managed nine additional surgical facilities including eight surgery centers and one hospital. The Company owns a fifty percent or more interest in 37 of the 50 surgery centers and consolidates 44 of these centers for financial reporting purposes. The Company’s surgery centers include four facilities that are licensed as hospitals, three of which are owned and one of which is managed. The Company also owns one diagnostic imaging center, which is located in a market in which the Company currently owns and operates a surgery center. In addition to the surgery centers and the diagnostic center, the Company manages two physician networks, including a physician network in a market in which the Company also operates a surgery center. The Company also provides management and administrative services on a contract basis to surgery centers in which it does not own an interest.
2. Significant Accounting Policies and Practices
Basis of Presentation and Use of Estimates
     The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and notes. Examples include, but are not limited to, estimates of accounts receivable allowances, professional and general liabilities and the estimate of deferred tax assets or liabilities. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All adjustments are of a normal, recurring nature. Actual results could differ from those estimates.
Principles of Consolidation
     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, as well as interests in partnerships and limited liability companies controlled by the Company through ownership of a majority voting interest or other rights granted to the Company by contract to manage and control the affiliate’s business. The physician limited partners and physician minority members of the entities that we control are responsible for the supervision and delivery of medical services. The governance rights of limited partners and minority members are restricted to those that protect their financial interests. Under certain partnership and operating agreements governing these partnerships and limited liability companies, the Company could be removed as the sole general partner or managing member for certain events such as material breach of the partnership or operating agreement, gross negligence or bankruptcy. These protective rights do not preclude consolidation of the respective partnerships and limited liability companies. The consolidated financial statements include the accounts of a variable interest entity in which the Company is the primary beneficiary. The variable interest entity is a surgery center located in the state of New York. The accompanying consolidated balance sheets as of December 31, 2006 and 2005 include assets of $4,845 and $4,988, respectively, and liabilities of $148 and $156, respectively, related to the variable interest entity. All significant intercompany balances and transactions are eliminated in consolidation.
Fair Value of Financial Instruments
     In estimating fair value disclosures for cash, accounts receivable and accounts payable, the carrying amounts reported in the accompanying consolidated balance sheets approximate fair value because of their short-term nature.

For long-term debt and capitalized leases, the carrying amounts reported in the accompanying consolidated balance sheets approximate fair value based upon the borrowing rates available to the Company.
Cash and Cash Equivalents
     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Approximately $1,083 of the Company’s 2005 cash and cash equivalents represented an escrow amount for indemnification related to the 2005 purchase of the Company’s interest in surgery centers in California. During 2006, the $1,083 was released and distributed to the respective parties. The Company maintains its cash and cash equivalent balances at high credit quality financial institutions.
Accounts Receivable
     Accounts receivable consist of receivables from federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, employers and patients. The Company recognizes that revenues and receivables from government agencies are significant to its operations, but it does not believe that there are significant credit risks associated with these government agencies. Concentration of credit risk with respect to other payors is limited because of the large number of such payors. Accounts receivable are recorded net of contractual adjustments and allowances for doubtful accounts to reflect accounts receivable at net realizable value. The Company does not require collateral for private pay patients. Accounts receivable at December 31 were as follows:

	2006	2005
Surgery centers	$34,037	$29,585
Physician networks	663	584

Total	$34,700	$30,169

     The following table sets forth by type of payor the percentage of the Company’s accounts receivable for consolidated surgery centers as of December 31:

Payor	2006	2005
Private insurance	67%	70%
Government	10	10
Self-pay	16	14
Other	7	6

Total	100%	100%

     Collection periods vary by payor class. During the year ended December 31, 2006, the collection period for private insurance payors generally ranged from 21 to 45 days, the collection period for government payors generally ranged from 21 to 35 days and the collection period for self-pay generally ranged from 75 to 80 days.
     The Company’s policy is to review the standard aging schedule, by facility, to determine the appropriate provision for doubtful accounts. This review is supported by an analysis of the actual net revenues, contractual adjustments and cash collections received. If the Company’s internal collection efforts are unsuccessful, the Company manually reviews the patient accounts. An account is written off only after the Company has pursued collection with legal or collection agency assistance or otherwise deemed an account to be uncollectible.
Allowance for Doubtful Accounts
     The amount of the provision for doubtful accounts is based upon management’s assessment of historical and expected net collections. Management reviews the results of detailed analysis of historical write-offs and recoveries at the surgery centers as a primary source of information in estimating the collectability of accounts receivable.

     Changes in the allowance for doubtful accounts and the amounts charged to revenues, costs and expenses were as follows:

	Allowance	Charged to			Allowance
	Balance at	Revenues,	Charged to		Balance at
	Beginning of	Costs and	Other		End of
	Period	Expenses	Accounts(1)	Other	Period
Year ended December 31:
2004	$11,628	$3,376	$437	$(2,759)	$12,682
2005	12,682	3,827	5,002	(2,629)	18,922
2006	18,922	3,952	824	3,472	27,170

(1)	Relates to allowances for doubtful accounts recorded under the purchase method of accounting for acquired entities.
Inventories
     Inventories, which consist primarily of medical and drug supplies, are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method.
Property and Equipment
     Property and equipment are stated at cost or, if obtained through acquisition, at fair value determined on the date of acquisition, and depreciated on a straight-line basis over the useful lives of the assets, generally three to five years for computers and software and five to seven years for furniture and equipment. Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term or the estimated useful life of the assets. Routine maintenance and repairs are charged to expenses as incurred, while expenditures that increase capacities or extend useful lives are capitalized. When events or circumstances indicate that the carrying value of certain property and equipment might be impaired, the Company prepares an expected undiscounted cash flow projection. If the projection indicates that the recorded amounts of the property and equipment are not expected to be recovered, these amounts are reduced to estimated fair value. The cash flow estimates and discount rates incorporate management’s best estimates, using appropriate and customary assumptions and projections at the date of evaluation. For the years ended December 31, 2006, 2005 and 2004, the Company recorded impairment charges of $218, $69 and $271, respectively, primarily related to a charge for obsolete medical equipment.
     Depreciation expense, including the amortization of assets under capital leases, was $11,765, $11,278 and $9,395 for the years ended December 31, 2006, 2005 and 2004, respectively.
Goodwill and Indefinite Lived Intangible Assets
     Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired. Goodwill and other indefinite lived intangible assets are no longer amortized, but are tested at least annually through an impairment test using a fair value method. Impairment is tested using various methods, including a discounted cash flows model to determine fair value. The Company will perform a goodwill impairment test whenever events or changes in facts or circumstances indicate that impairment may exist, or at least annually during the fourth quarter each year. Goodwill resulting from acquisitions is deductible for tax purposes over a 15-year period. There was no impairment related to goodwill for the years ended December 31, 2006, 2005 and 2004. See Note 6 for further discussion of goodwill.
Service Agreement Rights
     The Company managed an independent practice association in Louisville, Kentucky. Service agreement rights represent the exclusive right to operate the Louisville, Kentucky physician network during the 20-year term of the agreement. Originally, the service agreement right was amortized over 20 years. Amortization expense increased during 2005 because the term of the service agreement was decreased from the original 20-year term to an approximately 3-year term. During 2006, the Louisville, Kentucky independent practice association notified the

Company that it would be dissolving. The Company managed the independent practice association through December 31, 2006. Service agreement rights are recorded as other intangible assets on the accompanying consolidated balance sheets and had unamortized balances of $0 and $650 at December 31, 2006 and 2005, respectively. Amortization expense was $148, $297 and $72 for the years ended December 31, 2006, 2005 and 2004, respectively. See Note 6 for further discussion of service agreement rights.
Minority Interests
     The consolidated financial statements include all assets, liabilities, revenues and expenses of surgery centers in which the Company has sufficient ownership and rights sufficient to allow the Company to consolidate the center. The Company has recorded minority interests in the earnings (losses) of such surgery centers.
Investments in and Advances to Affiliates
     The Company holds non-controlling interests in certain surgery centers in which it exercises significant influence. The Company accounts for such investments under the equity method. Investments in and advances to affiliates at December 31, 2006 and 2005 include approximately $2,395 and $3,471, respectively, of advances to, net investments in and a note receivable from a surgery center that the Company manages which are secured by substantially all of the assets of the related surgery center.
Other Assets
     Other assets at December 31, 2006 and 2005 included approximately $1,675 and $1,998, respectively, related to deferred financing costs. Deferred financing costs, which primarily relate to the Company’s senior credit facility, consist of prepaid interest, loan fees and other costs of financing that are amortized over the term of the related financing agreements. The deferred financing costs are amortized as interest expense on the accompanying consolidated statements of operations.
     Other assets at December 31, 2006 and 2005 also included approximately $795 and $528, respectively, related to the fair value of the Company’s interest rate swap. During the third quarter of 2005, the Company entered into an interest rate swap to reduce the interest rate risk associated with the interest rate on the Company’s senior credit facility. See Note 8 for further discussion of the Company’s interest rate swap.
Comprehensive Income
     The Company reports other comprehensive income as a measure of changes in stockholders’ equity that result from recognized transactions and other economic events of the period from non-owner sources. Other comprehensive income of the Company results from adjustments due to the fluctuation of the value of the Company’s interest rate swap accounted for under Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The Company entered into the interest rate swap during the third quarter of 2005. The value of the interest rate swap was recorded as a long-term asset of $485, net of taxes of approximately $310, at December 31, 2006. The value of the interest rate swap was recorded as a long-term asset of $321, net of taxes of approximately $207, at December 31, 2005. The Company records the value of the interest rate swap as accumulated other comprehensive income in the accompanying consolidated balance sheet. See Note 8 for further discussion of the Company’s interest rate swap. For the year ended December 31, 2004, the Company had no items of comprehensive income recorded directly to stockholders’ equity.
Revenues
     Revenues consist of the following for the years ended December 31:

	2006	2005	2004
Patient service revenues	$269,924	$229,313	$180,833
Physician service revenues	4,525	4,325	4,040
Other service revenues	10,938	8,239	9,607

Total revenues	$285,387	$241,877	$194,480

Patient Service Revenues
     Approximately 95% of the Company’s revenues are patient service revenues. Patient service revenues are revenues from surgical or diagnostic procedures performed in each of the facilities that the Company consolidates for financial reporting purposes. The fee charged for a procedure varies depending on the procedure, but usually includes all charges for usage of an operating room, a recovery room, special equipment, supplies, nursing staff and medications. Also, in a very limited number of facilities, the Company does charge for anesthesia services. The fee does not normally include professional fees charged by the patient’s surgeon, anesthesiologist or other attending physician, which are billed directly by such physicians to the patient or third-party payor. Patient service revenues are recognized on the date of service, net of estimated contractual adjustments and discounts for third-party payors, including Medicare and Medicaid. Changes in estimated contractual adjustments and discounts are recorded in the period of change.
     The following table sets forth by type of payor the percentage of our patient service revenues generated in 2006, 2005 and 2004 for surgery centers in which we owned an interest as of December 31:

Payor	2006	2005	2004
Private insurance	76%	76%	75%
Government	19	19	21
Self-pay	4	4	3
Other	1	1	1

Total	100%	100%	100.0%

Physician Service Revenues
     Physician service revenues are revenues from physician networks consisting of reimbursed expenses, plus participation in the excess of revenue over expenses of the physician networks, as provided for in the Company’s service agreements with the Company’s physician networks. Reimbursed expenses include the costs of personnel, supplies and other expenses incurred to provide the management services to the physician networks. The Company recognizes physician service revenues in the period in which reimbursable expenses are incurred and in the period in which the Company has the right to receive a percentage of the amount by which a physician network’s revenues exceed its expenses. Physician service revenues are based on net billings with any changes in estimated contractual adjustments reflected in service revenues in the subsequent period.
     Physician service revenues consist of the following amounts for the years ended December 31:

	2006	2005	2004
Professional services revenues	$13,281	$12,619	$11,028
Contractual adjustments and bad debt expense	(6,145)	(5,680)	(4,924)

Clinic revenue	7,136	6,939	6,104
Medical group retainage	(2,611)	(2,614)	(2,064)

Physician service revenues	$4,525	$4,325	$4,040

Other Service Revenues
     Other service revenues consists of management and administrative service fees derived from the non-consolidated facilities that the Company accounts for under the equity method, management of surgery centers in which the Company does not own an interest and management services the Company provides to physician networks for which the Company is not required to provide capital or additional assets. The fees we derive from these management arrangements are based on a pre-determined percentage of the revenues of each surgical facility and physician network. We recognize other service revenues in the period in which services are rendered.

Stock-Based Compensation
     The Company adopted SFAS No. 123(R), Share-Based Payment, on January 1, 2006. SFAS No. 123(R) requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The fair value is estimated using an option pricing model, which uses several different estimates and assumptions to determine the fair value of the award. See Note 9 for further discussion of the Company’s stock-based compensation.
Income Taxes
     Income taxes are computed based on the asset and liability method of accounting whereby deferred tax assets and liabilities are determined based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. From time to time, the Company enters into transactions whereby the tax treatment of such transactions under the Internal Revenue Code or applicable state tax law is uncertain. The Company recognizes the tax treatment of these transactions in accordance with SFAS No. 5, “Accounting for Contingencies.” See Note 11 for further information on income taxes.
Supplemental Cash Flow Information
     The Company made income tax payments of $9,600 and $2,425 during 2006 and 2005, respectively. The Company’s income tax payments during 2004 were immaterial. The Company made interest payments of $7,727, $6,059 and $6,436 for 2006, 2005 and 2004, respectively. The Company entered into capital leases of $889, $989 and $1,181 of equipment for 2006, 2005 and 2004, respectively.
     During 2005, the Company issued 21,649 shares of its common stock to various physician owners of our surgery centers in cashless exercises of warrants. During 2004, the Company recorded $3,652 of goodwill related to 204,500 shares of the Company’s common stock that were issued to the former stockholders of Physicians Surgical Care, Inc. The earn-out was based on the 2003 financial results of one of the surgery centers the Company acquired from Physicians Surgical Care, Inc. in April 2002.
Recently Issued Accounting Pronouncements
     On July 13, 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN No. 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.
     The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. Earlier application is permitted as long as the enterprise has not yet issued financial statements, including interim financial statements, in the period of adoption. The provisions of FIN No. 48 are to be applied to all tax positions upon initial adoption of this standard. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized upon adoption of FIN No. 48. The cumulative effect of initial adoption of applying the provisions of FIN No. 48 should be reported as an adjustment to the opening balance of retained earnings for that fiscal year. The Company is in the process of examining the potential impact of adopting FIN No. 48. At this time, the Company cannot estimate what, if any, impact adopting FIN No. 48 will have on our results of operations or financial position.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The provisions for SFAS No. 157 are to be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except in limited circumstances including certain positions in financial instruments that trade in active markets as well as certain financial and hybrid financial instruments initially measured under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, using the transaction price method. In these circumstances, the transition adjustment, measured as the difference between the carrying amounts and the fair values of those financial instruments at the date SFAS No. 157 is initially applied, shall be recognized as a cumulative-effect adjustment to the opening balance of retained earnings for the fiscal year in which SFAS No. 157 is initially applied. The Company does not anticipate that the adoption of SFAS No. 157 will have a material impact on the Company’s results of operations or financial position.
Reclassifications
     Certain reclassifications have been made to the prior year financial statements to conform to the 2006 presentation. The reclassifications had no impact on the Company’s financial position or results of operations.
3. Reverse Stock Split and Initial Public Offering
     On February 5, 2004, the Company’s Board of Directors approved a 1-for-4.4303 reverse stock split of the Company’s common stock in connection with its initial public offering. All information related to common stock, options to purchase common stock, warrants to purchase common stock and earnings per share data presented in the accompanying consolidated financial statements and related notes have been restated to reflect the effect of the reverse stock split of the Company’s common stock.
     On February 11, 2004, the Company completed an initial public offering of 8,280,000 shares of its common stock at a price of $15.00 per share, including 1,080,000 shares sold following exercise in full by the underwriters of an option granted to them by the Company to purchase the additional shares to cover over-allotments. The Company received net proceeds of approximately $115,506 in the offering, after deducting underwriting discounts and commissions. The Company used the net proceeds to repay indebtedness and to pay holders of the Company’s Series A and Series B convertible preferred stock in connection with the conversion of those shares to common stock upon the completion of the offering.
4. Acquisitions and Developments
     During 2006, the Company acquired three surgery centers and opened one surgery center that it developed. During 2005, the Company acquired six surgery centers and opened one additional surgery center that it developed. During 2004, the Company acquired six surgery centers and two other surgery centers that the Company intended to develop through syndication, renovation and expansion. The following table summarizes the allocation of the aggregate purchase price of acquisitions for the years ended December 31:

	2006	2005	2004
Fair value of assets acquired	$55,384	$62,425	$77,582
Liabilities assumed	(8,773)	(11,983)	(11,271)

Net assets acquired	$46,611	$50,442	$66,311

     The cash for the acquisitions was funded primarily through the Company’s senior credit facility with the remainder funded from the operations of the Company.
     These acquisitions were accounted for under the purchase method of accounting and, accordingly, the results of operations of the acquired businesses are included in the accompanying consolidated financial statements from their respective dates of acquisitions. These acquisitions placed the Company in new markets or expanded the Company’s presence in current markets.
     Included in the acquisitions discussed above were the following transactions:
2006 Significant Activity
     During the first quarter of 2006, the Company acquired a majority interest in Cypress Surgery Center, LLC, a multi-specialty ambulatory surgery center located in Wichita, Kansas. The Company acquired its ownership interest for approximately $10.1 million, using funds from operations and funds available under the Company’s senior credit facility. Cypress Surgery Center has six operating rooms and two minor procedure rooms.
     During the second quarter of 2006, the Company acquired a majority interest in The Center for Special Surgery, LLC, a multi-specialty ambulatory surgery center located in Greenville, South Carolina. The Company acquired its ownership interest for approximately $14.3 million, using funds from operations and funds available under the Company’s senior credit facility. The Center for Special Surgery has two operating rooms and one minor procedure room.
     During the fourth quarter of 2006, the Company acquired a majority interest in Animas Surgical Hospital, LLC, for approximately $22.2 million. Animas Surgical Hospital is a multi-specialty surgical hospital located in Durango, Colorado.
2005 Significant Activity
     During the first quarter of 2005, the Company acquired a majority interest in Atlanta Center for Reconstructive Foot and Ankle Surgery, LLC and acquired a minority interest in Roswell Center for Foot and Ankle Surgery, LLC, a de novo surgery center that opened in February 2005. The Company acquired its ownership interests in these two surgery centers for an aggregate of approximately $5,700, using funds from operations and funds available under the Company’s senior credit facility. Both the Atlanta Center for Reconstructive Foot and Ankle Surgery and the Roswell Center for Foot and Ankle Surgery have two operating rooms. Both surgery centers are single-specialty surgery centers and are located in the northern suburbs of Atlanta, Georgia.
     During August 2005, the Company completed its acquisition of interests in five surgery centers in Southern California for approximately $49,200. As part of this transaction, the Company acquired a majority interest in three surgery centers and acquired a minority interest in two de novo surgery centers that opened in June 2004 and October 2004, respectively. In addition to the five surgery centers, the Company also acquired a minority interest in a de novo surgery center that is currently under development.
2004 Significant Activity
     In May 2004, the Company acquired a minority interest in Valley Ambulatory Surgery Center, L.P. for approximately $6,480, using cash from operations. In November 2004, the Company purchased the capital stock of the general partner of the center for an additional $7,028. Subsequent to the investment during the fourth quarter, the Company’s total ownership of this center was 40.0% and the Company began consolidating this facility for financial reporting purposes. The center has six operating suites and one minor procedure room. The center is a multi-specialty ambulatory surgery center located in a suburb of Chicago, Illinois.
     During the third quarter of 2004, the Company acquired a majority ownership in four additional surgery centers for a total of approximately $12,648, using cash from operations and funds available under the Company’s senior credit facility. The Company acquired a surgery center located in Savannah, Georgia. The Company also acquired a surgery center located in Steubenville, Ohio. The Steubenville surgery center is a multi-specialty surgery center with three operating suites and one minor procedure room. In addition, the Company acquired a surgery center located in New Albany, Indiana. The New Albany surgery center is a multi-specialty surgery center with four operating suites and one minor procedure room. Finally, the Company acquired a surgery center located in Hammond, Louisiana. The Hammond surgery center is a multi-specialty surgery center with four operating suites and two minor procedure rooms. The Company entered into management agreements with all four of these centers.
     During the fourth quarter of 2004, the Company acquired a majority ownership interest in two surgery centers in Alabama and one surgery center in Missouri. The Birmingham Surgery Center, located in Birmingham, Alabama, is a single-specialty surgery center with three operating rooms. The Company converted this center to a multi-specialty surgery center and syndicated ownership in 2005. The North River Surgical Center, located in Tuscaloosa, Alabama, is a multi-specialty surgery center with two operating rooms, and the Company developed this facility through renovation and expansion and syndicated this facility during 2006. Timberlake Surgery Center, formerly named The Surgery Center of Kirkwood, located in Kirkwood, Missouri, is a multi-specialty surgery center with three operating rooms and one minor procedure room. The Company acquired ownership interests in these three centers for an aggregate of approximately $40,155 in cash.

Developments and Other
     During 2006, Cape Coral Ambulatory Surgery Center, LLC began operations. The Cape Coral Ambulatory Surgery Center is a multi-specialty de novo center located in Cape Coral, Florida with five operating rooms and two treatment rooms. The Company holds a 10% ownership interest in Cape Coral Ambulatory Surgery Center and accounts for its ownership as an equity investment. During 2006, the Company also acquired a minority interest in a de novo multi-specialty surgery center under construction in Novi, Michigan for approximately $3,844.
     During 2004, the Company opened a newly-developed surgery center in Memphis, Tennessee. The Memphis surgery center is a single-specialty surgery center with one minor procedure room. The Memphis surgery center was developed through a partnership with one of our existing physician networks. In addition, the Company signed an agreement to manage the DeSoto Surgery Center in DeSoto, Mississippi. The DeSoto Surgery Center is an affiliate of Baptist Memorial Health Services, Inc. Also, during 2004, the Company opened Erie Imaging Center in Erie, Pennsylvania. Erie Imaging Center is a diagnostic imaging center and was located in a market in which the Company owns and operates a surgery center. During 2005, the Company divested its interest in Erie Imaging Center.
5. Discontinued Operations and Dispositions
     From time to time, the Company evaluates its portfolio of ambulatory surgery centers to ensure the facilities are performing as the Company expects. During 2006 and the first quarter of 2007, the Company identified five ambulatory surgery centers and one diagnostic center that the Company consolidates for financial reporting purposes that the Company viewed as underperforming. The Company consequently committed to a plan to divest the Company’s interest in these facilities. The five surgery centers and the diagnostic center are recorded as discontinued operations. During 2006, the Company divested two of the surgery centers. During 2006, the Company entered into separate agreements to sell the Company’s interest in these two surgery centers for a net loss on disposal of approximately $177. During July 2006 and January 2007, the Company received the cash related to the sale of these two facilities. As of December 31, 2006, the Company still owned three surgery centers and one diagnostic center that are recorded as discontinued operations. The results of operations and the loss on the disposal of the interests in the two surgical facilities that the Company divested in 2006 are presented net of income taxes in the accompanying consolidated financial statements as discontinued operations in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The accompanying consolidated financial statements have been reclassified to conform to this presentation for all periods presented. These required reclassifications of prior period consolidated financial statements did not impact total assets, liabilities, stockholders’ equity, net income or cash flows. Revenues, the gain or loss on operations before income taxes, the gain or loss on operations, net of taxes, the loss on the sale from discontinued operations, net of taxes and the total loss from discontinued operations, net of taxes for the years ended December 31, 2006, 2005 and 2004 were as follows (in thousands):

	2006	2005	2004
Revenues	$19,128	$23,867	$21,845

Gain (loss) on operations before income taxes	$(1,094)	$2,496	$2,208

Gain (loss) on operations, net of taxes	$(674)	$1,534	$1,359
Loss on sale, net of taxes	(109)	—	—

Gain (loss) from discontinued operations, net of taxes	$(783)	$1,534	$1,359

Basic earnings (loss) per share — discontinued operations	$(0.04)	$0.08	$0.07
Diluted earnings (loss) per share — discontinued operations	$(0.04)	$0.06	$0.07
     Also during 2006, the Company divested two surgical facilities that were recorded as equity investments.
     During 2005, the Company sold its 51% ownership interest in the Erie Imaging Center, located in Erie, Pennsylvania, to Touchstone Medical Imaging, LLC (“Touchstone”) for $100 in cash and a $1,000 promissory note payable to the Company by Touchstone on August 31, 2005. The Company received payment in full for the promissory note during the third quarter of 2005. The Company recorded a loss of approximately $725 related to the sale. Before the sale, Touchstone was the minority partner and manager of the Erie Imaging Center.
     Also during 2005, the Company closed a surgery center located in Edmond, Oklahoma and sold the surgery center’s land and building. The Company evaluated the current market and growth opportunities of the surgery center and decided the best strategy for the Company was to close the surgery center. Patient service revenues for the Edmond facility were less than 1% of the Company’s consolidated patient service revenues for each of the twelve months ended December 31, 2005, 2004 and 2003. In connection with the closure of the surgery center, including the sale of the real estate, the Company recorded a net pre-tax loss of approximately $600 during 2005.
     During 2004, after purchasing the outstanding ownership interests from the Company’s prior physician and hospital partners, the Company restructured its Physicians SurgiCenter of Houston partnership in Houston, Texas, creating a joint venture with the American Institute of Gastric Banding, Ltd. (“AIGB”), a privately-held single procedure focused surgical company based in Dallas, Texas. In connection with the restructuring, the Company retained a 10% ownership in the surgery center. The Company no longer manages or consolidates the surgery center for financial reporting purposes. During 2005, the Company sold its remaining 10% ownership interest in the surgery center for $500 to AIGB.
6. Goodwill and Intangible Assets
     Changes in the carrying amount of goodwill are as follows:

Balance at December 31, 2004	$215,533
Purchase price allocations	49,366
Finalized purchase price allocations	3,413

Balance at December 31, 2005	268,312
Purchase price allocations	43,562
Finalized purchase price allocations	3,106

Balance at December 31, 2006	$314,980

     The purchase price allocation of $43,562 and $49,366 for 2006 and 2005, respectively, relates to the Company’s purchase of surgery centers during 2006 and 2005. See Note 4 for more disclosure on the Company’s 2006 and 2005 acquisitions. The finalized purchase price allocation of $3,106 and $3,413 for 2006 and 2005, respectively, includes settlements related to working capital and other adjustments that were made for acquisitions in prior years.
     The Company’s net other intangible assets was $0 and $650 for 2006 and 2005, respectively. Service agreement rights represent the exclusive right to operate the Louisville, Kentucky independent practice association that the Company managed prior to 2007. Amortization expense for the years ended December 31, 2006, 2005 and 2004 was $148, $296 and $72, respectively. During 2005, the Company renegotiated the service agreement rights. As a result of this renegotiation, the 2005 amortization expense for 2005 was increased to $297. During 2006, the Louisville, Kentucky independent practice association notified the Company that it would be dissolving. The Company managed the independent practice association through December 31, 2006. The Company does not expect to record amortization expense during the next five years.
7. Operating Leases
     The Company leases office space and equipment for its surgery centers, including surgery centers under development. The lease agreements generally require the lessee to pay all maintenance, property taxes, utilities and insurance costs.

     The future minimum lease payments under non-cancelable operating leases at December 31, 2006 are as follows:

2007	$16,761
2008	16,866
2009	15,744
2010	14,751
2011	14,152
Thereafter	65,685

Total minimum lease payments	$143,959

     Total rent and lease expense was $19,256, $16,823 and $13,451 for the years ended December 31, 2006, 2005 and 2004, respectively. The Company incurred rental expense of $5,535, $4,606 and $4,019 under operating leases with physician investors and an entity that is an affiliate of one of the Company’s former directors for the years ended December 31, 2006, 2005 and 2004, respectively.
8. Long-Term Debt
     The Company’s long-term debt is summarized as follows:

	December 31,
	2006	2005
Senior credit facility	$129,000	$96,000
Notes payable to banks	5,685	4,752
Secured term loans	803	1,151
Capital lease obligations	3,153	1,310

	138,641	103,213
Less current maturities	(2,108)	(1,304)

	$136,533	$101,909

Senior Credit Facility
     In April 2006, the Company amended its senior credit facility to increase the Company’s borrowing capacity from $150,000 to $195,000. The Company is the borrower under the senior credit facility, and all of its active wholly-owned subsidiaries are guarantors. Under the terms of the senior credit facility, entities that become wholly-owned subsidiaries must also guarantee the debt.
     The senior credit facility provides senior secured financing of up to $195,000 through a revolving credit line. Up to $2,000 of the senior credit facility is available for the issuance of standby letters of credit, and up to $5,000 of the senior credit facility is available for swing line loans. The swing line loans are made available by Bank of America as the swing line lender on a same-day basis in minimum principal amounts of $100 and integral multiples of $100 in excess thereof. The Company is required to repay each swing line loan in full upon the demand of the swing line lender. The senior credit facility terminates and is due and payable on March 21, 2010. At December 31, 2006 and December 31, 2005, the Company had $129,000 and $96,000, respectively, of outstanding debt under the senior credit facility. At the Company’s option, loans under the senior credit facility bear interest at Bank of America’s base rate or the Eurodollar rate in effect on the applicable borrowing date, plus an applicable base rate or Eurodollar rate margin. Both the applicable base rate margin and applicable Eurodollar rate margin will vary depending upon the ratio of the Company’s consolidated funded indebtedness to consolidated EBITDA. At December 31, 2006, the interest rate on the borrowings under the senior credit facility, which consists of LIBOR plus the applicable Eurodollar rate margin, ranged from 6.60% to 6.62%.
     During 2005, the Company entered into an interest rate swap agreement. The interest rate swap protects the Company against certain interest rate fluctuations of the LIBOR rate on $50,000 of the Company’s variable rate debt under the senior credit facility. The effective date of the interest rate swap was August 26, 2005, and it expires on March 21, 2010. The interest rate swap effectively fixes the Company’s LIBOR interest rate on the $50,000 of variable debt at a rate of 4.49%. The Company has recognized the fair value of the interest rate swap as a long-term asset of approximately $795 and $528 at December 31, 2006 and 2005, respectively. If the Company materially modifies its interest rate swap agreement or its senior credit facility, the Company could be required to record the fair value of the interest rate swap into its statement of operations. However, at this time, the Company does not intend to materially modify its interest rate swap or senior credit facility.
     At December 31, 2006, the Company was in compliance with all material covenants required by each long-term debt agreement.
Notes Payable to Banks
     A subsidiary of the Company has outstanding indebtedness to Synergy Bank (the “Mortgage Notes”). The Mortgage Notes are collateralized by the real estate owned by the surgery centers to which the loans were made. The Mortgage Notes mature in 2008 and bear interest at a rate of 6.7% per year. The aggregate outstanding principal balance under the Mortgage Notes was $4,209 and $4,752 at December 31, 2006 and 2005, respectively. The Mortgage Notes contain various covenants to maintain certain financial ratios and also restrict encumbrance of assets, creation of indebtedness, investing activities and payment of distributions.
Capital Lease Obligations
     The Company is liable to various vendors for several equipment leases. The outstanding balance related to these capital leases at December 31, 2006 and 2005 was $3,153 and $1,310, respectively. The leases have interest rates ranging from 3% to 11% per year and mature beginning in 2007 through 2009. The carrying value of property and equipment under capital leases at December 31, 2006 and 2005 was $3,993 and $1,987, respectively.
Other Long-Term Debt Information
     Scheduled maturities of obligations as of December 31, 2006 are as follows:

	Long-term	Capital Lease
	Debt	Obligations	Total
2007	$1,252	$1,027	$2,279
2008	1,213	816	2,029
2009	1,036	807	1,843
2010	131,987	631	132,618
2011	—	254	254
Thereafter	—	—	—

	135,488	3,535	139,023
Less current maturities	(1,252)	(856)	(2,108)
Amounts representing interest	—	(382)	(382)

	$134,236	$2,297	$136,533

9. Stockholders’ Equity
Capital
     The holders of common stock are entitled to one vote per share on all matters on which stockholders are entitled to vote and do not have cumulative voting rights. The holders of common stock have no preemptive, conversion, redemption or sinking fund rights.
     As of December 31, 2006 and 2005, the Company had outstanding warrants to purchase 63,901 and 75,585, respectively, shares of common stock of the Company at exercise prices ranging from $6.77 to $13.87 per share. All warrants outstanding at December 31, 2006 were exercisable and expire beginning in 2008 through 2009.

Stock Options
Overall Description
     On January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment. SFAS No. 123(R) requires the Company to recognize, in the financial statements, the cost of employee services received in exchange for awards of equity instruments based on the fair value of those awards. Prior to January 1, 2006, the Company used the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, to account for these equity instruments. Under the intrinsic value method, the Company recognized no compensation expense for options granted when the exercise price was equal to the market price of the underlying stock on the date of grant. The exercise price of all of the options granted by the Company has been equal to the fair market value of the Company’s common stock on the date of grant. Therefore, the Company did not recognize any expense related to stock option grants in its financial statements prior to January 1, 2006.
     The Company used the modified prospective method of adoption, and the Company anticipates it will continue to use the Black-Scholes option pricing model to value any options awarded in the future. Under the modified prospective method, compensation cost is recognized under SFAS No. 123(R) for all share-based payments granted or modified after January 1, 2006, but is based on the requirements of SFAS No. 123, Accounting for Stock-Based Compensation, for all unvested awards granted prior to the effective date of SFAS No. 123(R). The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. All option pricing models require the input of highly subjective assumptions including the expected stock price volatility and the expected exercise patterns of the option holders.
     The Company’s stock option compensation expense estimate may vary in the future depending on many factors, including levels of options and awards granted in the future, forfeitures and when option or award holders exercise these awards. Had the Company adopted SFAS No. 123(R) in prior periods, the Company believes the impact of that standard would have approximated the impact of SFAS No. 123 described in “Pro Forma Net Income and Earnings Per Share” below.
     The Company’s stock options vest over the related requisite service period, which is generally four years. The maximum contractual term of the Company’s options is either seven or ten years, depending on the grant, or earlier if the employee terminates employment before that time. The Company has historically granted stock options with an exercise price equal to the fair market value of the Company’s common stock on the date of grant.
     During 2006, the Company’s Compensation Committee granted options to purchase 427,700 shares of the Company’s common stock to certain employees of the Company. Also during 2006, the Company’s Compensation Committee granted options to purchase 23,175 shares of the Company’s common stock to members of the Company’s Board of Directors. The exercise price of the options ranged from $23.01 to $23.80 per option, which was equal to the fair market value of the Company’s common stock on the respective grant dates. Options in these grants must be exercised within seven years from the date of grant or earlier if the employee terminates employment or if the director terminates his or her directorship.
Valuation Methodology
     The estimated weighted average fair values of the options at the date of grant in 2006 and 2005 were $10.65 and $7.25 per share, respectively. The fair values of the options were derived using the Black-Scholes option pricing model and requirements discussed in SFAS No. 123(R) and SFAS No. 123. In applying the Black-Scholes option pricing model, the Company used the following assumptions:
     Weighted average risk-free interest rate
     The risk-free interest rate is used as a component of the fair value of stock options to take into account the time value of money. For the risk-free interest rate, the Company uses the implied yield on United States Treasury zero-coupon issues with a remaining term equal to the expected life, in years, of the options granted. The Company used a weighted average risk-free interest rate of 4.6% and 3.8% for the stock options valued during the twelve months ended December 31, 2006 and 2005, respectively.

     Expected volatility
     Volatility, for the purpose of stock-based compensation, is a measurement of the amount that a share price has fluctuated. Expected volatility involves reviewing historical volatility and determining what, if any, change the share price will have in the future. SFAS No. 123(R) recommended that companies such as Symbion, Inc., whose common stock has only recently become publicly traded, use average volatilities of similar entities. As a result, the Company has used the average volatilities of some of its competitors as an estimate in determining stock option fair values. As the Company becomes more familiar with the fluctuations in its own stock price and more history of the Company’s stock price can be compiled, the Company will use its own stock price volatility in the future for its stock option fair value pricing. The Company used an expected volatility of 35.8% and 31.8% for the stock options valued during the twelve months ended December 31, 2006 and 2005, respectively.
     Expected life, in years
     SFAS No. 123(R) requires that companies incorporate the expected life of the stock option. A clear distinction is made between the expected life of the option and the contractual term of the option. The expected life of the option is considered the amount of time, in years, that the option is expected to be outstanding before it is exercised. Whereas, the contractual term of the stock option is the term the option is valid before it expires. The Company used an expected life of 6.5 years and 6 years for the stock options valued during the twelve months ended December 31, 2006 and 2005, respectively.
     Expected dividend yield
     Since issuing dividends will affect the fair value of a stock option, SFAS No. 123(R) requires companies to estimate future dividend yields or payments. The Company has not historically issued dividends and does not intend to issue dividends in the future. Therefore, the Company has used an expected dividend yield of zero for the stock options valued during the twelve months ended December 31, 2006 and 2005.
     Expected forfeiture rate
     The Company continues to review the forfeiture patterns of the Company’s option holders since the Company’s stock has been publicly traded. The Company used an expected forfeiture rate of approximately 3% for the stock options valued during the twelve months ended December 31, 2006 and 2005.
Pro Forma Net Income and Earnings Per Share
     During the twelve months ended December 31, 2006, the Company recorded approximately $3,865 in non-cash stock option compensation expense. After minority interest and the related tax benefit, the Company recorded a net impact of approximately $2,295 for the twelve months ended December 31, 2006. The Company recorded a tax benefit of approximately $1.4 million related to its non-cash stock option compensation expense during 2006. Had the Company recorded compensation expense under SFAS No. 123(R) during the twelve months ended December 31, 2005 and 2004, net income and net income per share attributable to common stockholders would have been reduced to the following pro forma amounts (in thousands, except per share amounts):

	Year Ended December 31,
	2006	2005	2004
Net income as reported	$18,793	$19,055	$13,552
Add: Total compensation expense for stock option grants included in net income, net of taxes	—	40	—
Pro forma compensation expense for stock option grants	—	(2,385)	(1,842)

Pro forma net income	$18,793	$16,710	$11,710

Basic earnings per share:
As reported	$0.87	$0.90	$0.69
Pro forma	N/A	0.79	0.59
Diluted earnings per share:
As reported	$0.86	$0.86	$0.67
Pro forma	N/A	0.76	0.58

Outstanding Option Information
     The following is a summary of option transactions since December 31, 2004:

		Weighted
		Average
	Number of	Exercise
	Shares	Price
December 31, 2003	1,718,475	$11.87
Granted	305,000	19.37
Exercised	(101,788)	9.85
Expired	(59,137)	12.82

December 31, 2004	1,862,550	13.17
Granted	463,950	19.46
Exercised	(327,846)	9.59
Expired	(45,438)	15.95

December 31, 2005	1,953,216	15.19
Granted	450,875	23.74
Exercised	(347,703)	8.64
Expired	(108,602)	17.97

December 31, 2006	1,947,786	18.18

     For the twelve months ended December 31, 2006, the Company received approximately $1,347 from the exercise of stock options. For the twelve months ended December 31, 2006, stock options with an intrinsic value of approximately $3,884 were exercised. At December 31, 2006, total non-cash compensation cost related to non-vested stock options was approximately $4,401, net of taxes. and the weighted average period over which this non-cash compensation cost is to be recognized was approximately 1.7 years. At December 31, 2006 and December 31, 2005, options to purchase 1,000,345 shares and 919,796 shares of common stock, respectively, were exercisable.
     The following table summarizes information regarding the options outstanding at December 31, 2006:

Options Outstanding				Options Exercisable
		Weighted-
	Outstanding	Average	Weighted-	Exercisable	Weighted-
	as of	Remaining	Average	as of	Average
Range of	Dec. 31,	Contractual	Exercise	Dec. 31,	Exercise
Exercise Prices	2006	Life	Price	2006	Price
$0.00 — $10.10	1,650	1.3	$0.54	1,650	$0.54
$10.11 — $12.63	933	5.0	$10.69	933	$10.69
$12.64 — $15.15	829,218	6.0	$14.32	730,834	$14.23
$15.16 — $19.70	666,660	8.0	$19.30	246,428	$19.26
$19.71 — $23.80	449,325	8.9	$23.73	20,500	$23.67

	1,947,786	7.3	$18.18	1,000,345	$15.64

     Since the Company’s shares have become publicly traded, all options granted have an exercise price equal to the Company’s fair market value of the common stock on the date of grant.

10. Earnings Per Share
     Basic and diluted income per share are based on the weighted average number of common shares outstanding and the dilutive impact of outstanding options and warrants to purchase shares.

	Year Ended December 31,
	2006	2005	2004
Numerator for basic and diluted income per share:
Net income	$18,793	$19,055	$13,552

Denominator:
Denominator for basic income per share weighted-average shares outstanding	21,546,036	21,285,211	19,736,722
Effect of dilutive securities:
Employee stock options	152,635	698,382	353,432
Warrants	34,432	44,998	109,514
Preferred stock	—	—	140,712
Common stock held in escrow	—	—	7,005

Denominator for diluted income per share — adjusted weighted-average shares outstanding	21,733,103	22,028,591	20,347,385

Basic net income per share	$0.87	$0.90	$0.69
Diluted net income per share	$0.86	$0.86	$0.67
     The effects of 449,325; 20,250 and 265,000 stock options for 2006, 2005 and 2004, respectively, were not included in the computation of diluted earnings per share because their effects would have been anti-dilutive. The decrease in preferred stock outstanding is a result of those shares converting to common shares at the date of the initial public offering as discussed in Note 3.
11. Income Taxes
     The Company and its subsidiaries file a consolidated federal income tax return. The partnerships and limited liability companies file separate income tax returns. The Company’s allocable portion of each partnership’s and limited liability company’s income or loss is included in the taxable income of the Company. The remaining income or loss of each partnership and limited liability company is allocated to the other owners. During 2006, the Company paid approximately $9,235 related to income taxes.
     Income tax expense from continuing operations is comprised of the following for the years ended December 31:

	2006	2005	2004
Current:
Federal	$12,576	$5,756	$(475)
State	1,163	1,121	582
Deferred	(1,485)	3,551	7,526

Income tax expense (benefit)	$12,254	$10,428	$7,633

     The effective income tax rate differed from the federal statutory rate as follows for the years ended December 31:

	2006	2005	2004
Tax at U.S. statutory rates	$11,153	$9,795	$6,900
State income taxes, net of federal tax benefit	227	268	225
Change in valuation allowance	887	152	261
Other	(13)	213	247

	$12,254	$10,428	$7,633

     The components of temporary differences and the approximate tax effects that give rise to the Company’s net deferred tax liability are as follows at December 31:

	2006	2005
Deferred tax assets:
Amortization	$53	$—
Accrued vacation	199	195
Net operating loss carryforward	4,255	3,767
Deferred project costs	105	115
Other deferred assets	7,818	3,336

Total gross deferred tax assets	12,430	7,413
Less: Valuation allowance	(4,615)	(3,728)

Total deferred tax assets	7,815	3,685
Deferred tax liabilities:
Depreciation on property and equipment	(2,835)	(608)
Amortization on intangible assets	—	(203)
Basis differences of partnerships and joint ventures	(12,611)	(10,953)
Other liabilities	(228)	(36)

Total deferred tax liabilities	(15,674)	(11,800)

Net deferred tax liability	$(7,859)	$(8,115)

     As of December 31, 2006, the Company has recorded current deferred tax assets and net non-current deferred tax liabilities of $4,645 and $12,503, respectively. The Company has state net operating losses of $74,447 at December 31, 2006. These losses expire from December 31, 2011 through 2026. During 2006, the valuation allowance increased by $887 as a result of changes in net operating and net capital loss carryforwards. The Company has credited the benefit for stock option exercises to stockholder’s equity, totaling $1,190 and $431, for 2006 and 2005, respectively.
12. Employee Benefit Plans
Symbion, Inc. 401(k) Plan
     The Symbion, Inc. 401(k) Plan (the “401(k) Plan”) is a defined contribution plan whereby employees who have completed six months of service in which they have worked a minimum of 1,000 hours and are age 21 or older are eligible to participate. Employees may enroll in the plan on either January 1 or July 1 of each year. The 401(k) Plan allows eligible employees to make contributions of varying percentages of their annual compensation, up to the maximum allowed amounts by the Internal Revenue Service. Eligible employees may or may not receive a match by the Company of their contributions. The match varies depending on location and is determined prior to the start of each plan year. Generally, employer contributions vest 20% after two years of service and continue vesting at 20% per year until fully vested. The Company’s matching expense for 2006, 2005 and 2004 was $915, $563 and $804, respectively.
Employee Stock Purchase Plan
     The Company adopted an Employee Stock Purchase Plan (the “Stock Purchase Plan”) to provide substantially all of the Company’s full-time and part-time employees an opportunity to purchase shares of its common stock in amounts not to exceed 10% of eligible compensation, 5,642 shares of common stock or $25 of common stock each calendar year. To be eligible to enroll in the Stock Purchase Plan, employees must: (i) have been employed six consecutive months by the Company, (ii) be scheduled to work at least twenty hours per week, (iii) be regularly scheduled to work more than five months during the year and (iv) not own 5% or more of the Company’s common stock. Under the Stock Purchase Plan, as amended during 2005, the participant’s September 30 account balance is used to purchase shares of stock at a 5% discount of the fair market value of shares on September 30. In addition, the Company can, at the discretion of the Compensation Committee of the Board of Directors, award nonqualified options to purchase the Company’s common stock to eligible participants. At December 31, 2006 and 2005, the Company had recorded a $77 and $73, respectively, commitment related to the Stock Purchase Plan in accrued payroll and benefits in the accompanying consolidated balance sheets. A total of 372,435 shares are available for purchase under the plan. The Stock Purchase Plan became effective on the date of the Company’s completion of its initial public offering as discussed in Note 3.
Supplemental Retirement Savings Plan
     The Company adopted the supplemental retirement savings plan (the “SERP”) in May 2005. The SERP provides supplemental retirement alternatives to eligible officers and key employees of the Company by allowing participants to defer portions of their compensation. Under the SERP, eligible employees may enroll in the plan before December 31 to be entered in the plan the following year. Eligible employees may defer into the SERP up to 25% of their normal period payroll and up to 50% of their annual bonus. If the enrolled employee contributes a minimum of 2% of his or her base salary into the SERP, the Company will contribute 2% of the enrolled employee’s base salary to the plan and has the option of contributing additional amounts. Periodically, the enrolled employee’s deferred amounts are transferred to a plan administrator. The plan administrator maintains separate non-qualified accounts for each enrolled employee to track deferred amounts. On May 1 of each year, the Company is required to make its contribution to each enrolled employee’s account. Compensation expense recorded by the Company related to the Company’s contribution to the SERP was $133 and $149 for 2006 and 2005, respectively.
13. Commitments and Contingencies
Debt and Lease Guaranty on Unconsolidated Entities
     The Company has guaranteed $767 of operating lease payments of a surgery center in which it owns a 35% interest. The lease expires in 2009.
Professional and General Liability Risks
     The Company is subject to claims and legal actions in the ordinary course of business, including claims relating to patient treatment, employment practices and personal injuries. To cover these types of claims, the Company maintains general liability and professional liability insurance in excess of self-insured retentions through a commercial insurance carrier in amounts that the Company believes to be sufficient for its operations, although, potentially, some claims may exceed the scope of coverage in effect. This insurance coverage is on a claims-made basis. Plaintiffs in these matters may request punitive or other damages that may not be covered by insurance. The Company is not aware of any such proceedings that would have a material adverse effect on the Company’s business, financial condition or results of operations. The Company expenses the costs under the self-insured retention exposure for general and professional liability claims which relate to (i) deductibles on claims made during the policy period, and (ii) an estimate of claims incurred but not yet reported that are expected to be reported after the policy period expires. Reserves and provisions for professional liability are based upon actuarially determined estimates. The reserves are estimated using individual case-basis valuations and actuarial analysis. Based on historical results and data currently available, the Company does not believe a change in one or more of these assumptions will have a material impact on the Company’s consolidated financial position or results of operations. As of December 31, 2006 and 2005, the Company’s professional and general liability accrual for the estimate of self-insured retentions was $3,180 and $3,495, respectively, and is included in other liabilities in the accompanying consolidated balance sheets as of December 31, 2006 and 2005, respectively.
Current Operations
     Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. Compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare, Medicaid and other federal health care programs. From time to time, governmental regulatory agencies will conduct inquiries of the Company’s practices. It is the Company’s current practice and future intent to cooperate fully with such inquiries. The Company is not aware of any such inquiry that would have a material adverse effect on the Company’s consolidated financial position or results of operations.

Acquired Centers
     The Company, through its wholly-owned subsidiaries or controlled partnerships and limited liability companies, has acquired and will continue to acquire surgical and diagnostic centers with prior operating histories. Such centers may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws. Although the Company attempts to assure itself that no such liabilities exist and obtains indemnification from prospective sellers covering such matters and institutes policies designed to conform centers to its standards following completion of acquisitions, there can be no assurance that the Company will not become liable for past activities that may later be asserted to be improper by private plaintiffs or government agencies. There can be no assurance that any such matter will be covered by indemnification or, if covered, that the liability sustained will not exceed contractual limits or the financial capacity of the indemnifying party.
     The Company cannot predict whether federal or state statutory or regulatory provisions will be enacted that would prohibit or otherwise regulate relationships which the Company has established or may establish with other health care providers or have materially adverse effects on its business or revenues arising from such future actions. The Company believes, however, that it will be able to adjust its operations so as to be in compliance with any regulatory or statutory provision as may be applicable.
Potential Physician Investor Liability
     A majority of the physician investors in the partnerships and limited liability companies which operate the Company’s surgery centers carry general and professional liability insurance on a claims-made basis. Each investee may, however, be liable for damages to persons or property arising from occurrences at the surgery centers. Although the various physician investors and other surgeons generally are required to obtain general and professional liability insurance with tail coverage, such individual may not be able to obtain coverage in amounts sufficient to cover all potential liability. Since most insurance policies contain exclusions, the physician investor will not be insured against all possible occurrences. In the event of an uninsured or underinsured loss, the value of an investment in the partnership interests or limited liability company membership units and the amount of distributions could be adversely affected.

14. Selected Quarterly Financial Data (Unaudited)
     The following is selected quarterly financial data for each of the four quarters in 2006 and 2005. Revenues and cost of revenues previously reported have been reclassified to reflect five surgery centers and one diagnostic center recorded as discontinued operations. Quarterly results are not necessarily representative of operations for a full year. The sum of the quarterly per share amounts may not equal the annual totals due to rounding.

	2006
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
		(unaudited)
Revenues	$67,496	$73,501	$69,627	$74,763
Cost of Revenues	41,942	45,985	45,486	48,537
Income from continuing operations	4,501	6,165	4,379	4,531
Net Income	4,577	5,902	3,815	4,499
Net income per share:
Basic	0.21	0.27	0.18	0.21
Diluted	0.21	0.27	0.17	0.21

	2005
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
		(unaudited)
Revenues	$55,615	$58,390	$61,082	$66,790
Cost of Revenues	34,379	35,630	37,777	40,428
Income from continuing operations	3,848	4,413	3,974	5,286
Net Income	4,386	4,880	4,182	5,607
Net income per share:
Basic	0.21	0.23	0.20	0.26
Diluted	0.20	0.22	0.19	0.25